Exhibit 99.1


               Catalyst Semiconductor Reports 3rd Quarter Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--March 2, 2006--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable and analog mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal third quarter ended January 31, 2006.
    For the fiscal third quarter ended January 31, 2006, Catalyst had net income of $864,000, or $0.05 per diluted share, on net revenues of $14.4 million. This compares with net income of $107,000, or $0.01 per diluted share, on net revenues of $13.7 million in the quarter ended January 31, 2005. In the quarter ended October 31, 2005, Catalyst reported net income of $927,000, or $0.05 per diluted share, on net revenues of $16.9 million.
    Net revenues from analog/mixed signal products were $1,123,000, or 7.8% of revenues, in the quarter ended January 31, 2006, compared with $727,000, or 5.3% of revenues, in the quarter ended January 31, 2005 and $1.2 million, or 7.3% of net revenues, in the quarter ended October 31, 2005.
    Gross margin for the quarter ended January 31, 2006 was 43.1%, compared to 38.4% for the quarter ended January 31, 2005 and 38.0% for the quarter ended October 31, 2005. Third quarter margins were impacted by a more favorable product mix and production cost control measures.
    Research & Development expenses decreased $49,000, or 2.5%, to $1.9 million for the quarter ended January 31, 2006 from $1.9 million for the quarter ended January 31, 2005 and $85,000, or 4.3%, from $2.0 million for the quarter ended October 31, 2005. The decrease from the prior quarter was due to decreased expenses related to the purchase of wafers and mask sets for product development purposes. Sales, General & Administrative expenses decreased $80,000, or 2.4%, to $3.3 million in the quarter ended January 31, 2006 from $3.4 million in the quarter ended January 31, 2005 and decreased $69,000, or 2.1%, from $3.4 million in the quarter ended October 31, 2005. The decrease from the year ago quarter was principally attributable to reduced Sarbanes-Oxley related expenses.
    Catalyst recorded an income tax provision of $539,000, or 38.4% of income before income taxes, during the quarter ended January 31, 2006. This compares to an income tax provision of $50,000, or 31.8%, in the quarter ended January 31, 2005 and $449,000, or 32.6%, in the quarter ended October 31, 2005. The tax provision recorded for the quarter ended January 31, 2006 results in an effective year to date tax rate of 35.1%. The tax rate in the quarter ended January 31, 2005 benefited from the restoration of certain tax credits, lowering the year to date tax provision for that year.
    As of January 31, 2006, Catalyst had cash, cash equivalents and short-term investments of $32.9 million, a decrease of $930,000 compared to the previous quarter. The decrease in cash is primarily attributable to third quarter stock repurchases totaling 180,591 shares at a cost of $898,000, or an average cost of $4.97 per share. Through the first nine months of fiscal 2006 the company repurchased 524,759 shares at a total cost of $2,583,000, or $4.92 per share.

    Management Comments & Outlook

    "We were pleased to record our 17th consecutive quarter of profitability despite a quarter-to-quarter revenue decline. For the second year in a row, we have seen what may prove to be a seasonal impact on our November-January fiscal quarter, which includes major holiday interruptions to our customers' operations in both major western and Asian markets.
    "We are encouraged by the revenue increase achieved for our new and growing line of analog/mixed signal products, which reached a total of $3.4 million in revenues for the first nine months of this fiscal year compared to $2.0 million for the same period the year before. While our analog/mixed signal product revenues were down slightly from the previous quarter, their percentage of total revenues did increase and quoting and qualifying activity for these products did increase from the previous quarter," said Gelu Voicu, president and chief executive officer.

    Investor Conference Call

    Catalyst will conduct a conference call regarding the third fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.fulldisclosure.com, or by dialing (877) 754-9851 (domestic only). International callers can dial
(706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on March 10, 2006 at the company's Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 5844114 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding future market conditions, demand for our products, and increasing revenues and continued profitability, particularly from analog and mixed signal products, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: declining market acceptance and demand for Catalyst's new products; increased competition in the markets for Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                 January 31, April 30,
                                                    2006       2005
                                                 ----------- ---------
                     ASSETS
Current assets:
 Cash and cash equivalents                          $11,213   $10,978
 Short term investments                              21,736    22,815
 Accounts receivable, net                            10,512     9,966
 Inventories                                         12,048    11,455
 Other current assets                                 4,705     5,063
                                                    --------  --------
     Total current assets                            60,214    60,277

 Property and equipment, net                          5,710     5,582
 Deferred tax assets                                  4,128     4,128
 Other assets                                            63        74
                                                    --------  --------
     Total assets                                   $70,115   $70,061
                                                    ========  ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $ 5,267   $ 6,069
 Accrued expenses                                     3,889     4,245
 Deferred gross profit on shipments to
  distributors                                        1,878     1,879
                                                    --------  --------
     Total current liabilities                       11,034    12,193

Total stockholders' equity                           59,081    57,868
                                                    --------  --------
     Total liabilities and stockholders' equity     $70,115   $70,061
                                                    ========  ========



         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)


                                  Three Months Ended Nine Months Ended
                                  ------------------ -----------------
                                   Jan. 31, Jan. 31, Jan. 31, Jan. 31,
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------

Net revenues                       $14,423  $13,680  $46,030  $45,995

Cost of revenues                     8,208    8,432   27,659   25,712
                                   -------- -------- -------- --------
Gross profit                         6,215    5,248   18,371   20,283

Operating expenses:
   Research and development          1,891    1,940    5,692    6,015
   Selling, general and
    administration                   3,283    3,363    9,999    9,913
                                   -------- -------- -------- --------
Income from operations               1,041      (55)   2,680    4,355

Interest income, net                   362      212      841      505
                                   -------- -------- -------- --------
Income before income taxes           1,403      157    3,521    4,860

Income tax provision                   539       50    1,235    1,555
                                   -------- -------- -------- --------

Net income                         $   864  $   107  $ 2,286  $ 3,305
                                   ======== ======== ======== ========

Net income per share:
    Basic                          $  0.05  $  0.01  $  0.14  $  0.19
                                   ======== ======== ======== ========

    Diluted                        $  0.05  $  0.01  $  0.13  $  0.17
                                   ======== ======== ======== ========

Weighted average common shares:
 outstanding:
    Basic                           16,739   17,946   16,770   17,642
                                   ======== ======== ======== ========

    Diluted                         18,090   19,761   18,174   19,662
                                   ======== ======== ======== ========




    CONTACT: Catalyst Semiconductor, Inc.
             Rosa Vasquez, 408-542-1051 (Investor Relations) rosa.vasquez@catsemi.com fax: 408-542-1405